Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
JLG Industries, Inc.
McConnellsburg, PA 17233
     We consent to the incorporation by reference in the following Registration Statements of JLG Industries, Inc.:

Form	Registration Number
S-8	33-60366
S-8	33-61333
S-8	33-75746
S-8	333-71428
S-8	333-71430
S-8	333-71432
S-8	333-110798
S-8	333-114424
of our report dated September 16, 2005 with respect to the audited consolidated financial statements of JLG Industries, Inc., JLG Industries Inc. management’s assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of JLG Industries, Inc., included in the Annual Report (Form 10-K) for the year ended July 31, 2005.

/s/ Ernst & Young LLP
Baltimore, Maryland
September 30, 2005